Exhibit 3.1

INDEPENDENT AUDITOR’S CONSENT

We consent to the use in this Registration Statement on Form F-7 of our report dated January 3, 2014 relating to the consolidated financial statements of Lithium Americas Corp. (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph relating to going concern and to the restatement of the consolidated financial statements), appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte LLP
Chartered Professional Accountants, Chartered Accountants
Licensed Public Accountants
Toronto, Canada
February 4, 2014